Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

JASPER, IN (August 5, 2010) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $290.6 million and net income of $0.8 million, or $0.02 per Class B diluted share, for the fourth quarter of fiscal year 2010 which ended June 30, 2010.  Net income for the fiscal year 2010 fourth quarter includes $0.2 million of after-tax restructuring expense, or $0.01 per Class B diluted share.

Consolidated Overview

Financial Highlights (Dollars in thousands, Except Per Share Data)	Three Months Ended
	June 30, 2010	% of Sales	June 30, 2009	% of Sales	Percent Change
Net Sales	$290,641		$271,467		7%
Gross Profit	$44,831	15.4%	$45,203	16.7%	(1)%
Selling and Administrative Expense	$44,081	15.2%	$46,322	17.1%	(5)%
Restructuring Expense	$341	0.1%	$276	0.1%	24%
Other General (Income) / Expense	$0	0.0%	$(333)	(0.1)%	(100)%
Operating Income (Loss)	$409	0.1%	$(1,062)	(0.4)%	139%
Net Income	$793	0.3%	$2,848	1.0%	(72)%
Earnings Per Class B Diluted Share	$0.02		$0.08		(75)%

Non-GAAP Financial Measures (see reconciliation tables below)
Operating Income (Loss) excluding Restructuring Charges	$750	0.2%	$(786)	(0.3)%	195%
Net Income excluding Restructuring Charges	$983	0.3%	$3,014	1.1%	(67)%
Earnings Per Class B Diluted Share excluding Restructuring Charges	$0.03		$0.08		(63)%

  Net sales in the fourth quarter of fiscal year 2010 increased 22% in the Electronic Manufacturing Services (EMS) segment while net sales in the Furniture segment declined 13% when compared with the prior year fourth quarter.  The Company's sales mix shifted in the current fiscal year as the EMS segment represented 64% of consolidated net sales in the fourth quarter of fiscal year 2010 compared to 56% in the same quarter of the prior year.  Sequentially, consolidated net sales in the fourth quarter of fiscal year 2010 increased 3% over the most recent third quarter as a 13% increase in net sales in the Furniture segment was partially offset by a 2% reduction in net sales in the EMS segment.

  Fourth quarter gross profit as a percent of net sales declined in comparison to the prior year primarily due to the sales mix shift toward the EMS segment which operates at a lower gross profit percentage than the Furniture segment.   At the segment level, gross profit as a percent of net sales improved in the EMS segment while gross profit as a percent of net sales declined in the Furniture segment.

  Consolidated fourth quarter selling and administrative expenses declined 5% compared to the prior year primarily due to the impact of the normal revaluation to fair value of the Company's Supplemental Employee Retirement Plan (SERP) liability which has an exactly offsetting impact in Other Income/Expense where the SERP investment revaluation is recorded.  In addition, higher advertising and product marketing costs and increased costs due to the reinstatement of the Company's retirement plan contribution for fiscal year 2010 were offset by lower labor costs and lower bad debt expense.

  Other Income/Expense for the fourth quarter of fiscal year 2010 was expense of $0.2 million compared to income of $3.4 million in the prior year fourth quarter.  The reduction in income from the prior year was primarily related to the SERP revaluation and lower gains on the sale of investments.

  The Company recorded a tax benefit of $0.6 million during the current year fourth quarter on pre-tax income of $0.2 million.  The unusual relationship between pre-tax income and the tax provision was largely the result of the impact of the Company's earnings mix between U.S. and foreign jurisdictions which resulted in an overall tax benefit due to losses in the U.S. which has a higher statutory tax rate than the Company's foreign jurisdictions which were profitable in the fourth quarter of fiscal year 2010.  In the fourth quarter of the prior fiscal year, the Company recorded $0.9 million of net tax accrual adjustments resulting in an overall tax benefit for the quarter.

Operating cash flow for the fourth quarter of fiscal year 2010 was $23.8 million compared to $47.5 million in the fourth quarter of the prior year.
  The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, declined to $67.8 million at June 30, 2010 compared to $88.6 million at June 30, 2009.  Long-Term Debt including Current Maturities is $0.4 million.  The Company had no short-term borrowings outstanding at June 30, 2010.

Fiscal year 2010 annual consolidated net sales of $1.1 billion decreased 7% from fiscal year 2009 net sales of $1.2 billion.  Net income for fiscal year 2010 was $10.8 million, or $0.29 per Class B diluted share, inclusive of $2.0 million of after-tax income, or $0.05 per Class B diluted share, resulting from settlement proceeds related to an antitrust class action lawsuit of which the Company was a member; $7.7 million of after-tax gain, or $0.20 per Class B diluted share, resulting from the sale of the Company's land and facility that houses its current Poland operations; and $1.2 million, or $0.03 per Class B diluted share, of after-tax restructuring expense.  Net income for fiscal year 2009 was $17.3 million, or $0.47 per Class B diluted share, inclusive of a $18.9 million after-tax gain, or $0.51 per Class B diluted share, related to the sale of the Company's undeveloped land holdings and timberland; a non-cash charge of $9.1 million after-tax for goodwill impairment, or $0.24 per Class B diluted share; and after-tax restructuring charges of $1.8 million, or $0.04 per Class B diluted share.  Operating cash flow for fiscal year 2010 was $13.4 million compared to $84.2 million in the prior fiscal year.

James C. Thyen, Chief Executive Officer and President, stated, "Fiscal year 2010 has been a turnaround year for our EMS segment.  We continued our strong recovery with fourth quarter sales increasing 22% over the prior year.  For fiscal year 2010, sales were up 10% over fiscal year 2009.  Sales to customers in the automotive market were hit the hardest during the recession, so it is encouraging that our automotive sales have since rebounded to the levels prior to the liquidity crisis.  Our fiscal year 2010 sales also increased nicely in the other EMS markets in which we compete, including medical, industrial control and public safety.   As a result of the top-line growth and an intense focus on operational excellence, we saw significant improvement in profitability in fiscal year 2010 within the EMS segment.  Despite certain challenges we are facing with component constraints in the supply chain, our EMS team is excited about the momentum we have going into fiscal year 2011."

Mr. Thyen continued, "The overall furniture market has been much slower to recover and remains depressed.  While sales were down in this segment for our fourth quarter compared to the prior year, fourth quarter sales increased 13% compared to the most recent third quarter on higher sales of office furniture product.  This was our first sequential quarter-over-quarter sales increase in six quarters.  We are expecting to see signs of optimism in a furniture market recovery approaching late calendar year 2011 as significant economic challenges remain as barriers."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	June 30, 2010	June 30, 2009	Percent Change
Net Sales	$186,527	$152,339	22%
Operating Income (Loss)	$2,790	$(3,822)	173%
Net Income (Loss)	$2,519	$(721)	449%
Non-GAAP Financial Measures Reconciliation
Operating Income (Loss)	$2,790	$(3,822)	173%
Add: Pre-tax Restructuring Charges	$324	$684	(53)%
Operating Income (Loss) Excluding Restructuring Charges	$3,114	$(3,138)	199%

  Fourth quarter net sales in the EMS segment increased 22% over the fourth quarter of the prior year with double digit percentage sales increases to customers in all four of the Company's vertical markets of medical, automotive, industrial control and public safety.

  Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2010 increased over the fourth quarter of the prior year primarily due to improved cost absorption resulting from the increased volumes, improved labor efficiencies, and a sales mix shift to higher margin product.

Selling and administrative costs in this segment increased 8% in the fourth quarter when compared to the prior year primarily related to increased labor and incentive compensation costs.

Furniture Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	June 30, 2010	June 30, 2009	Percent Change
Net Sales	$104,105	$119,128	(13)%
Operating Income (Loss)	$(3,147)	$3,915	(180)%
Net Income (Loss)	$(1,992)	$2,668	(175)%
Non-GAAP Financial Measures Reconciliation
Operating Income (Loss)	$(3,147)	$3,915	(180)%
Less: Pre-tax Restructuring (Income)	$0	$(458)	(100)%
Operating Income (Loss) Excluding Restructuring Income	$(3,147)	$3,457	(191)%
  Fiscal year 2010 fourth quarter net sales of furniture products declined 13% compared to the prior year on lower sales of hospitality furniture.  Sequentially, fourth quarter fiscal year 2010 net sales in this segment increased 13% over the third quarter of fiscal year 2010 on higher sales of office furniture.

  Gross profit as a percent of net sales declined in the Furniture segment in the fourth quarter of fiscal year 2010 when compared to the prior year resulting from increased discounting due to competitive pricing pressures, higher employee benefit costs related to the Company's retirement plan contribution, higher freight costs, and a favorable impact in the prior year of a decrease in LIFO inventory reserves resulting from lower inventory levels.  A sales mix shift to higher margin product partially mitigated the gross profit decline.

  Selling and administrative costs in this segment for the fourth quarter of fiscal year 2010 declined 4% when compared to the prior year on lower labor costs, bad debt expense and incentive compensation costs.  Partially offsetting the lower costs were higher advertising and product marketing costs and increased retirement plan contribution costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The three non-GAAP financial measures on a consolidated basis used within this release include 1) operating income (loss) excluding Restructuring Charges, 2) net income excluding Restructuring Charges and 3) earnings per Class B diluted share excluding Restructuring Charges.  The non-GAAP financial measures on a segment basis used within this release include operating income/(loss) excluding Restructuring Charges/(Income).  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans.  Excluding these charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2009 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 11:00 AM Eastern Time today, August 5, 2010.  To listen to the live conference call, dial 800-599-9816, or for international calls, dial 617-847-8705.  The pass code to access the call is "Kimball".  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 19, 2010, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 47563416.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.  The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the fourth quarter and fiscal year ended June 30, 2010, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	June 30, 2010		June 30, 2009
Net Sales	$ 290,641	100.0%	$ 271,467	100.0%
Cost of Sales	245,810	84.6%	226,264	83.3%
Gross Profit	44,831	15.4%	45,203	16.7%
Selling and Administrative Expenses	44,081	15.2%	46,322	17.1%
Other General Income	-0-	0.0%	(333)	(0.1)%
Restructuring Expense	341	0.1%	276	0.1%
Operating Income (Loss)	409	0.1%	(1,062)	(0.4)%
Other Income (Expense)-net	(217)	0.0%	3,422	1.3%
Income Before Taxes on Income	192	0.1%	2,360	0.9%
Benefit for Income Taxes	(601)	(0.2)%	(488)	(0.1)%
Net Income	$ 793	0.3%	$ 2,848	1.0%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.02		$ 0.07
Class B	$ 0.02		$ 0.08
Diluted Earnings Per Share:
Class A	$ 0.02		$ 0.07
Class B	$ 0.02		$ 0.08

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,611		37,381
Diluted	37,701		37,570

	Fiscal Year Ended
($000's, except per share data)	June 30, 2010		June 30, 2009
Net Sales	$1,122,808	100.0%	$1,207,420	100.0%
Cost of Sales	946,275	84.3%	1,004,901	83.2%
Gross Profit	176,533	15.7%	202,519	16.8%
Selling and Administrative Expenses	181,771	16.2%	192,711	16.0%
Other General Income	(9,980)	(0.9)%	(33,417)	(2.8)%
Restructuring Expense	2,051	0.2%	2,981	0.3%
Goodwill Impairment	-0-	0.0%	14,559	1.2%
Operating Income	2,691	0.2%	25,685	2.1%
Other Income (Expense)-net	3,277	0.3%	(359)	(0.0)%
Income Before Taxes on Income	5,968	0.5%	25,326	2.1%
Provision (Benefit) for Income Taxes	(4,835)	(0.5)%	7,998	0.7%
Net Income	$ 10,803	1.0%	$ 17,328	1.4%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.27		$ 0.46
Class B	$ 0.29		$ 0.47
Diluted Earnings Per Share:
Class A	$ 0.27		$ 0.46
Class B	$ 0.29		$ 0.47

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,459		37,161
Diluted	37,561		37,272

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
	June 30
($000's)	2010	2009
Net Cash Flow provided by Operating Activities	$ 13,382	$ 84,159
Net Cash Flow provided by Investing Activities	192	22,460
Net Cash Flow used for Financing Activities	(20,521)	(59,383)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(3,643)	(2,109)
Net (Decrease) Increase in Cash and Cash Equivalents	(10,590)	45,127
Cash and Cash Equivalents at Beginning of Year	75,932	30,805
Cash and Cash Equivalents at End of Year	$ 65,342	$ 75,932

Condensed Consolidated Balance Sheets	June 30,	June 30,
($000's)	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$ 67,838	$ 101,308
Receivables, net	154,343	143,398
Inventories	146,406	127,004
Prepaid expenses and other current assets	43,776	35,720
Assets held for sale	1,160	1,358
Property and Equipment, net	186,999	200,474
Goodwill	2,443	2,608
Other Intangible Assets, net	8,113	10,181
Other Assets	25,673	20,218
Total Assets	$ 636,751	$ 642,269

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 61	$ 60
Accounts payable	178,693	165,051
Borrowings under credit facilities	-0-	12,677
Dividends payable	1,828	2,393
Accrued expenses	52,923	52,426
Long-term debt, less current maturities	299	360
Other	25,519	26,948
Share Owners' Equity	377,428	382,354
Total Liabilities and Share Owners' Equity	$ 636,751	$ 642,269

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ened
(Unaudited)	June 30,		June 30,
($000's)	2010	2009	2010	2009
Interest Income	$ 244	$ 481	$ 1,188	$ 2,499
Interest Expense	(9)	(12)	(142)	(1,565)
Foreign Currency/Derivative Gain	440	913	770	1,000
Gain (Loss) on Supplemental Employee Retirement Plan Investment	(1,063)	1,311	1,497	(2,795)
Gain on Short-Term Investments	310	878	639	1,027
Other Non-Operating Expense	(139)	(149)	(675)	(525)
Other Income (Expense), net	$ (217)	$ 3,422	$ 3,277	$ (359)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share)

Operating Income (Loss) excluding Restructuring Charges	Three Months Ended
	June 30,
	2010	2009
Operating Income (Loss), as reported	$ 409	$ (1,062)
Pre-tax Restructuring Charges	341	276
Operating Income (Loss) excluding Restructuring Charges	$ 750	$ (786)

Net Income excluding Restructuring Charges	Three Months Ended
	June 30,
	2010	2009
Net Income, as reported	$ 793	$ 2,848
Restructuring Charges, Net of Tax	190	166
Net Income excluding Restructuring Charges	$ 983	$ 3,014

Earnings Per Class B Diluted Share excluding Restructuring Charges	Three Months Ended
	June 30,
	2010	2009
Earnings per Class B Diluted Share, as reported	$ 0.02	$ 0.08
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.00
Earnings Per Class B Diluted Share excluding Restructuring Charges	$ 0.03	$ 0.08